Exhibit 99.1

For further information, contact:	Media inquiries, contact Great Ink Communications:
John Towle, Chief Marketing Officer	(212) 741-2977
Cole Real Estate Investments	Roxanne Donovan - roxanne@greatink.com
jtowle@colecapital.com	Mitchell Breindel - mitchell@greatink.com
Leslie LeCount - leslie@greatink.com

FOR IMMEDIATE RELEASE

COLE CREDIT PROPERTY TRUST III CLOSES ON $700 MILLION
UNSECURED LINE OF CREDIT
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Credit Line Will Enhance Flexibility to Capitalize on Market Opportunities

PHOENIX, AZ: (July 13, 2011) – Cole Real Estate Investments (Cole), one of the nation’s leading investors in high-quality, income-producing retail, office and industrial real estate assets, announced that Cole REIT III Operating Partnership, LP, the operating partnership of Cole Credit Property Trust III, Inc., has entered into a $700 million senior unsecured credit facility (the “Credit Facility”) with Bank of America, N.A., as administrative agent; JP Morgan Chase Bank, N.A., as syndication agent; U.S. Bank National Association, Wells Fargo Bank, N.A., and Regions Bank, as co-documentation agents; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, LLC, as joint lead arrangers and joint book managers in the transaction. The Credit Facility replaces an existing $100 million revolving credit agreement.

“This unsecured credit facility will provide Cole REIT III with enhanced flexibility as it continues to build and manage its premier real estate portfolio. It will provide greater access to capital to pursue acquisitions that create value for our investors,” stated Kirk McAllaster, executive vice president and chief financial officer of Cole.

The Credit Facility includes a $200 million term loan and a $500 million revolving line of credit. The amount of the Credit Facility may be increased up to a maximum of $950 million. The interest rate for the Credit Facility ranges from 2.25% to 3.0% over LIBOR, subject to the Cole REIT III leverage ratio. The Credit Facility matures in June 2014.

“The closing of this facility underscores Cole’s position among the leading U.S. commercial real estate investment firms,” said Mitchell Sabshon, executive vice president and chief operating officer of Cole. “Working closely with our lead banks, we were able to syndicate and close in less than 60 days, with 15 of the leading U.S. lenders, confirming Cole’s respected position within the capital markets community. Continuing to strengthen our relationships with these leading financial institutions is a key component of our strategy to capitalize on market opportunities.”

As of June 27, 2011, Cole REIT III owns 541 properties in 42 states, comprising approximately 24.2 million gross rentable square feet, with an acquisition cost of approximately $3.8 billion.

About Cole Real Estate Investments
Founded in 1979, Cole Real Estate Investments is one of the most active owners and acquirers of core real estate assets, managing one of the country’s largest portfolios of retail properties. Cole primarily targets net-leased single-tenant and multi-tenant retail properties under long-term leases with high credit quality tenants, as well as single-tenant office and industrial properties. Cole executes a conservative investment and financing strategy designed to provide investors with the opportunity for stable current income and capital appreciation. Today, Cole-related entities own and manage more than 1,350 properties representing 47 million square feet of commercial real estate in 46 states with a combined acquisition cost of over $8 billion.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole REIT III and Cole REIT III’s management with respect to future events. Forward-looking statements about Cole REIT III’s plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole REIT III does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

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